EXHIBIT 99.2
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P R E S E N T A T I O N    T R A N S C R I P T


POLO RALPH LAUREN CORPORATION EARNINGS CONFERENCE CALL


NOVEMBER 8, 2006




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C O R P O R A T E   P A R T I C I P A N T S
 NANCY MURRAY
 POLO RALPH LAUREN CORPORATION - SVP - CORPORATE AFFAIRS

 TRACEY TRAVIS
 POLO RALPH LAUREN CORPORATION - CFO

 ROGER FARAH
 POLO RALPH LAUREN CORPORATION - PRESIDENT & COO





P R E S E N T A T I O N

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OPERATOR

Good day and good morning, and thank you for calling the Polo Ralph Lauren second quarter and fiscal year 2007 earnings conference call. [OPERATOR INSTRUCTIONS]

Now for opening remarks and introductions I'd like to turn the conference over to Ms. Nancy Murray. Please go ahead, ma'am.

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NANCY MURRAY  - POLO RALPH LAUREN CORPORATION - SVP - CORPORATE AFFAIRS

Thank you and good morning. And we appreciate all of you for joining us on our fiscal '07 second quarter conference call this morning. Tracey Travis. our CFO, will review our consolidated financial performance, then I'll highlight some details on the segment performance and give you an outlook for third quarter and full year. And then Roger Farah, our President and COO, will give you an overview of our business and also will answer your questions. As you know we'll be make some forward-looking comments today, including our financial outlook. The principal risks that could cause our results to differ materially from our current expectations are detailed in our SEC filings.


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And now I'd like to turn the call over to Tracey.

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 TRACEY TRAVIS  - POLO RALPH LAUREN CORPORATION - CFO

Thank you, Nancy, and good morning, everyone. We are quite pleased to report our second quarter results, which exceeded our initial expectations due to the outstanding performance of our core businesses, and in particular our retail segment, offsetting investments we have made for future initiatives, such as Rugby, Polo Jeans, Footwear and our Japan Flagship store. In addition to our earnings announcement today, we are also pleased to report that we have signed a letter of intent with Kellwood Company to acquire the New Campaign business, our licensing partner for men's and women's belts, and other small leather goods under the Polo, Ralph Lauren, Lauren and Chaps lines in the U.S. This transaction will be an asset purchase with a total cash consideration estimated to be approximately $9 million, subject to certain closing adjustments. We expect to complete the transaction by the end of fiscal 2007, and it represents another building block in our development of a significant global accessories business, inclusive of categories such as footwear, eyewear and fragrances.

Now shifting back to earnings let me spend a few minutes detailing for you our second quarter and year-to-date results. Revenues for the second quarter increased 14% to $1.17 billion from last year's $1.03 billion. Excluding the impact of the Polo Jeans acquisition, total net revenues increased 9%. Our net revenue growth was driven by wholesale sales increasing 14% -- or 6%, excluding the effects of the Polo Jeans acquisition. And retail sales increasing 15% due largely to very strong comp sales in all of our store formats, as well as outstanding internet sales at Polo.com.

Licensing royalties were essentially flat compared to the second quarter last year. However, excluding the impact of the Polo Jeans acquisition, licensing royalties rose 8% due to accelerated growth in our Asia-Pacific licensing region. Revenues in the first half of the fiscal year increased by 19% to $2.12 billion, compared to $1.78 billion in the comparable period last year. Again, excluding the effects of the Polo Jeans and footwear acquisitions, total net revenues for the first half grew 13%.

Wholesale sales increased 26% in the first half or 13%, excluding the impact of the acquisition, while retail sales grew 15% in the first half. Our licensing segment was down slightly, due primarily to the loss of royalties from Polo Jeans and footwear. Excluding the acquisitions, licensing royalties rose 2% in the half.

Our gross profit increased 15% to $633 million from $552 million last year, with the gross profit rate expansion of 50 basis-points to 54.2% of net revenues versus 53.7% last year. Gross profit in the quarter benefited primarily from a positive response to our fall assortments. Gross profit for the first half increased 21% to $1.16 billion, from $966 million in the comparable period last year, with a gross profit rate expansion of 60 basis-points to 54.9% of net revenues versus 54.3% last year. Improvements were driven primarily by increased sell-throughs in our new fashion deliveries and supply chain efficiencies.

SG&A expenses increased 12% to $418 million for the quarter, which included $5.7 million in incremental cost related to the expensing of all stock-based compensation in accordance with FAS 123(R). This is compared to $375 million in SG&A expense last year. Our SG&A rate improved 70 basis-points to 35.8% compared to 36.5% last year.

In the first half, SG&A expenses increased 15% to $816 million, which included $8.3 million in incremental cost related to the expensing of all stock-based compensation. This is compared to $709 million in the comparable period last year. Our SG&A rate improved 130 basis-points, 38.5% compared to 39.8% last year. In both the second quarter and the first half, our rate improvements were primarily driven by the leverage we gained on our incremental sales volume.

In the second quarter, we generated a 21% increase in operating income to $215 million compared to $177 million last year. The resulting operating margin of 18.4% represented a 120 basis-point margin improvement from last year's operating margin of 17.2%. In the first half we generated a 35% increase in operating income to $348 million, compared to $257 million last year. This represents a 190 basis-point improvement in operating margin to 16.4% from 14.5% in the last year. Our effective tax rate in the second quarter improved to 35.9% versus 38.2% last year.

This improvement was principally due to the reversal of valuation allowances on prior net operating losses in certain foreign jurisdictions. Our effective tax rate for the first half was 36.5%, compared 37.9% in the comparable period last year. In the second quarter we generated $137 million in net income or $1.28 per diluted share compared to $104 million or $0.97 per diluted share last year, an approximately 32% increase in both net income and earnings per share. In the first half we generated $217 million in net income or $2.02 per diluted share, compared to $155 million or $1.46 per diluted share last year. For the first half, net income increased 40% and earnings per share increased 38%.


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And  shifting  now to the balance  sheet,  in early  October we  completed  the issuance of 300 million Euros of seven-year notes. We intend to use the net proceeds from this financing to settle our 227 million Euro of outstanding notes due later this month, with the remaining balance used for general corporate and working capital needs. We ended the quarter with inventory of $586 million, up 14% over last year, primarily due to the inclusion this year of Polo Jeans and increases to support future sales growth. During the quarter, we also repurchased one million shares of common stock, totaling $62 million. $30 million of this $62 million repurchase was spent against our new 250 million share repurchase authorization, which was authorized by our board in August of 2006. Year to date we have repurchased 2.2 million shares of common stock totaling $130 million.

Our capital expenditures for the quarter were $29 million, compared to $42 million for the second quarter last year. We still anticipate the full-year capital expenditures to be approximately $200 million, relating primarily to new stores, shop and shops investments, and infrastructure investment. And we continue to believe our disciplined investments have generated great returns for our shareholders. At the end of the second quarter we had a pre-tax return on investment of 32% compared to 25% last year, while our return on equity rose to 20% from 16% for the same period last year.

With that I'd like to turn the call back to Nancy for additional details on our segment performance.

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 NANCY MURRAY  - POLO RALPH LAUREN CORPORATION - SVP - CORPORATE AFFAIRS

Thank you, Tracey. This really was an outstanding quarter in which our core businesses exceeded our expectations and our investments in the future were on track. Our retail revenues in the second quarter increased 15%, with comps up 9.3%. We posted a 15.9 comp at Club Monaco stores, a 9.6% comp in our global Ralph Lauren stores and an 8.4% comp at our worldwide factory stores. Polo.com was a very strong performer during the quarter, with a 35% comparable three-month period growth. As we've always said it's really outstanding products that drive our business, and we had a very positive reaction to our fall assortments in our Ralph Lauren stores on a global basis.

We had significant comp stores sales growth in Europe, with particular strength in our Milan, Paris and London retail stores. At Club Monaco there was a strong wear-now aspect to the product, with a dressy point of view that really resonated with the customer. Women's apparel and accessories generated double-digit gains, while men's bottoms had a strong quarter, also with double-digit sales increases.

Club Monaco also completed the disposition of Caban and its outlet stores during the quarter, clarifying their portfolio to really focus on the apparel and accessories business. In our worldwide factory store, sales were driven by improved merchandise presentation and strong inventory management. Sales were significantly up in men's, women's and children's apparel. And we continued to invest this quarter in Rugby, as we opened our eighth store in the group in Seattle in August. And we're on track to open additional stores in the remaining balance of this fiscal year.

Our retail operating income increased 70% to $67 million compared to $39 million last year. Correspondingly, we delivered a 15% retail operating margin compared to 10.2% last year, a 480 basis-point improvement and really an outstanding performance by any standard. In the first half, retail sales were $857 million, up 15% compared to $745 million last year. Total Company comp store sales increased 8.3%, and Polo.com sales grew 42% during the comparable six-month period.

For the first half, comp store sales were 12.5% at Club Monaco, 8.4% at factory stores and 6.9% at Ralph Lauren stores. For the first half, retail operating income was up 75% to $131 million and that compares to $75 million last year, and it also reflects a 520 basis-point improvement in operating margin to 15.3 for the first half of this year. In both the quarter and the year to date, the margin increase resulted from strong customer response to the fashion assortments and expense leverage in all retail formats.

We'll convert our Club Monaco stores to the holiday set this week and Ralph Lauren stores will be set for the holidays by mid-November. We believe we're well positioned for the holiday in all of our formats, with strong gift-giving statements in men's, women's, children and home. And Polo.com will offer create your own perfect gift from Polo's to Rugby's to sweaters. And whether it's focused on apparel or gifts, we really intensified our presentation. And in addition, in the sun belt we're layering in more appropriate wear-now cashmere and silk-blended sweaters in our own retail and at better department and specialty stores to really support gift-giving opportunities in the southern climate.

These strategies will be supported by powerful advertising and marketing initiatives, including an exquisite 24-page holiday direct mail piece highlighting product for men and women. Then we'll follow that up with a second direct mail piece detailing our holiday shopping services for the season. In addition, we'll continue with a powerful suite of advertising in national and regional publications.


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Let me spend a moment  on our  wholesale  business.  We  reported  a 14%  sales increase over last year's second quarter, and excluding the impact of Polo Jeans, revenues increased 6%, and that was driven primarily to strong fall sales across all brands in Europe, the continued success of the new domestic Chaps for women and boy's lines, and strong growth of the Lauren for Women's line. In Europe, women's Blue Label and men's Polo Ralph Lauren continued to be in strong demand. In addition, we had significant gains in children's, Black Label, and Purple Label. Geographically Spain and Italy drove our regional increases.

For the second quarter our wholesale operating income increased 10% to $157 million. Operating margins decreased 100 basis-points to 23.8%, due primarily to the impact of Polo Jeans as we wind that down domestically. For the first half, our wholesale revenues increased 26% to $1.15 billion. Excluding the effect of the Polo Jeans and footwear acquisitions, revenues increased 13%. That increase is primarily due to the drivers I detailed a moment ago, and strong growth in our men's domestic business.

Operating income for the first half, increased 31% to $248 million, compared to $189 million in the first half last year. Wholesale operating margin increased 80 basis-points in the first half to 21.5%, compared to $20.7 in the comparable period last year, and that was really primarily from supply chain efficiencies. We completed our spring markets in the past month and we feel very good about the reaction, and will begin to deliver our new denim lines for Lauren and Polo Ralph Lauren in late January of calendar '07. Our second quarter licensing royalties were $62 million this year, essentially unchanged to last year. And excluding the impact of the Polo Jeans acquisition, revenues actually increased 8%.

For the quarter, operating income was down 7% to $38 million, compared to $40 million last year. And really, what happened there was that we had strength in international licensing that was offset by the loss of licensing royalty from Polo Jeans, which, you know, is now owned. Licensing royalties in the first half were down 6% to $113 million compared to $120 million last year, again, primarily due to the loss of licensing royalty from Polo Jeans and footwear. Operating income was down 15% to $64 million, compared to $75 million last year. If you exclude the impact of the acquisitions I just mentioned, revenues increased 2%, again, as a result of stronger international licensing royalties.

Now let me just spend a couple of minutes highlighting our outlook for the third quarter, which ends on December 30th of this year, and then the balance of fiscal '07, which ends on March 31st, calendar '07. We expect the third quarter consolidated revenue growth to be low double-digit percent, reflecting low double-digit percent growth in both our retail and wholesale segments, with licensing down low single-digit percent to last year.

We would expect our operating margins to increase modestly compared to the third quarter over last year. Now for the full year-- and this is based on our strong first six months of the year, we now expect earnings to grow 22% to 25% year over year, or to $3.50 to $3.60. These results would be driven by consolidated revenue, which is projected to grow by low to mid-teen percent and operating margins expanding modestly compared to 2006.

And now let me turn the call over to Roger.

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 ROGER FARAH  - POLO RALPH LAUREN CORPORATION - PRESIDENT & COO

Okay. Thank you, Nancy, and Tracey, and good morning. It was obviously an outstanding quarter and first six months by any measure. Really strong sales in all of our businesses, with expanding margins and strong expense leverage producing a 32% net income on the quarter and a 40% net income increase on the six months. I think Ralph really said it best this morning in the release when he talked about our Company's strength being our clarity and focus.

We have a world-class team at Polo that is focused on common objectives. We are very clear on who our customer is, and all of our products and all of our brands are focused on that customer, and our channels of distribution are positioned to service those customers. We have added funding to advertising and marketing with a consistent message, and we've really reshaped very carefully our distribution strategies to focus on our own retail stores, selected specialty stores and better department stores. And at the same we time have eliminated inappropriate points of distribution and off-price sales in order to elevate the brand.

We have also applied that same clear focus to how we operate our business. We have reshaped our sourcing, supply chain and IT over the last few years, and we are really getting a pay-back now in terms of improved gross margin growth and expense leveraging, resulting in improved operating margin rate growth. Our capital investments in new store, shop and shops and global infrastructures are generating very high returns. And at the same time, we are investing in growth initiatives like Rugby, footwear, denim, accessories, all of which will be important contributors in the future.


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When we  originally  forecasted  the year,  we had said the first half would be impacted by the start up and transition costs of these new initiatives, but the back half would show the improvement for the full year. While the results of the new initiatives occurred as planned, the success of the first half was driven by the outstanding performance of the businesses we've worked so hard on in prior years, including Europe, both in the wholesale and retail sectors and our own retail stores. And you can see from the comp store sales and the operating margins, the profitability has grown dramatically. Strong wholesale performances in men's, women's and kid's; and the corporate initiatives in supply chain sourcing; and the strong management of our balance sheet has all driven the first-half results.

Just to expand a bit more, in Europe we are really getting a pay-back from several initiatives. One, the elevation of our product, both in terms of price point in fashion and all merchandise categories. We have certainly improved the execution of how we run and service our customers. Our careful distribution policies and improvements in product presentation has improved the sell-through. And we have incrementally added to the advertising and marketing over the last several years to get our message out to this key market.

Common themes in our retail business have also included the elevating of product and price points, as we continue to improve our product presentations in order to drive higher sales per square foot. We work on, constantly, our flow of fresh fashion. We have also leveraged successfully our shared-expense model, and so much of the incremental sales is flowing through to the bottom line. Based on the current level of profitability of retail, we will look to add stores more quickly in the next three to five years.

The consistent themes that have driven a very successful performance by our wholesale division include the careful focus on assortment plans by door to improve sell-throughs. We have actively managed the distribution points with new key shops indoors around the world, including Harrod's, Selfridges, Saks Fifth Avenue, Bergdorf Goodman or Holt Renfrew in Canada, as well as key markets in Asia. Supply chain initiatives in wholesale include key sourcing efforts to reduce cost of goods. Our speed to market and improvements in fill rates have resulted in less excess and less off-price, which we believe are driving higher sell throughs.

At the same time, the wholesale group is working on the repositioning of our new businesses for the long-term health and growth of the Company, including the footwear business, the denim business for men's, women's and kid's, as well as our announcement today with the addition of small leather goods and belts. We believe we're beginning to build a foundation for the accessory business into the future. So at this point in the year, I think we feel very good about all of our segments performance and how we're positioned for a strong holiday season, as well as a completion to the full fiscal year.



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